EXHIBIT 10.60

[ * ] DENOTES EXPURGATED INFORMATION

GLASS BOTTLE SUPPLY AGREEMENT

BETWEEN

BOSTON BEER CORPORATION

AND

ANCHOR GLASS CONTAINER CORPORATION

GLASS BOTTLE SUPPLY AGREEMENT

This GLASS BOTTLE SUPPLY AGREEMENT executed on this 2nd day of November, 2007 (the “Agreement”), is by and between BOSTON BEER CORPORATION, a Massachusetts corporation with a principal office located at One Design Center Place, Suite 850, Boston, Massachusetts 02210 (“Boston Beer”), and ANCHOR GLASS CONTAINER CORP., a Delaware corporation with a principal office located at 3101 Martin Luther King Blvd, Suite 301, Tampa, Florida 33607 (“Anchor”).

WHEREAS, Boston Beer and Anchor have agreed to enter into a supply agreement under which Anchor will provide from specified Anchor Plants to Boston Beer at certain Boston Beer breweries glass bottle containers for beverages meeting Boston Beer’s Specifications, subject to the following terms and conditions.

THEREFORE, in consideration of the foregoing premises and the mutual promises set forth below, the parties to this Agreement have agreed as follows:

1. DEFINITIONS.

The following defined terms used in this Agreement shall have the respective meanings specified below:

1.1. “Agreement” shall mean this Glass Bottle Supply Agreement dated as of the date set forth above between Boston Beer and Anchor, as the same may be amended, restated and/or replaced from time to time, and references to “hereof” and “hereunder” refer to this Agreement as a whole and not to any particular section or article of this Agreement.

1.2 “Alternate Plant” shall mean an Anchor bottle production facility other than a Plant set forth in Attachment 2.1 that may be used to produce Bottles subject to the terms and conditions of this Agreement, provided that Boston Beer has given its prior written consent to the used of such production facility.

1.3. “Anchor” shall mean Anchor Glass Container Corporation, a Delaware corporation.

1.4. “Annual Base Price Adjustment” has the meaning set forth in Attachment 3.3.

1.5 “Annual Estimate” has the meaning given to it in Section 2.2(a).

1.6. “Auditor” has the meaning given it in Section 9.1.

1.7 “Average Category Price” has the meaning given it in Attachment 3.3.

1.8. “Base Price” shall mean a portion of the Selling Price for each type of Bottle, as set forth in Attachment 3.1.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.9. “Base Price Adjustment Date” has the meaning set forth in Attachment 3.3.

1.10. “Boston Beer” means Boston Beer Corporation, a Massachusetts corporation.

1.11. “Boston Beer Unused Capacity” has the meaning set forth in Section 2.2(c).

1.12. “Bottle” shall mean a 12 oz. or a 24 oz returnable glass receptacle of specified size, shape and color used in the packaging of Boston Beer’s beverage products, and which otherwise conforms to the applicable Specifications including, without limitation, any New Bottle.

1.13. “Brewery” shall mean any of the applicable breweries described in Attachment 2.1 and any additional breweries that may be added to Attachment 2.1 by Boston Beer in its sole discretion.

1.14. “Bulk Bottle” shall mean any Bottle delivered in bulk, and not delivered with Packaging Components.

1.15. “Category Impact” has the meaning given it in Attachment 3.3.

1.16. “Category Percent” has the meaning given it in Attachment 3.3.

1.17. “Category Percent Change” has the meaning given it in Attachment 3.3.

1.18. “Confidential Information” has the meaning given it in Section 11(b).

1.19. “Contract Year” shall mean any twelve (12) month period during the Term starting on a January 1 and ending the following December 31, with the first Contract Year to be the period commencing [ * ].

1.20. “Cost Adjustment Percentage” has the meaning given it in Attachment 3.3.

1.21 “Cost Categories” has the meaning given it in Attachment 3.3.

1.22. “Dispute” has the meaning given it in Section 18.1.

1.23. “Excess Bottles” has the meaning given to it in Section 2.2(b).

1.24. “Force Majeure Event” has the meaning given it in Section 7.1(a).

1.25. “Lightweighting” shall mean any reduction in the weight of a given size and shape Bottle, which does not materially alter the size or shape of such Bottle.

1.26. “material discrepancy” has the meaning given it in Section 9.2.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.27. “Manufacturing Costs” shall mean the aggregate of all actual costs incurred by Anchor in producing Bottles under this Agreement, net of all discounts, rebates or allowances received by Anchor with respect to any services or materials acquired by Anchor in connection with its performance of this Agreement.

1.28. “New Bottle” has the meaning given it in Section 3.4(b).

1.29. “Packaging Components” shall mean all packaging materials used to package Packed Bottles and which conform to the Specifications, including, but not limited to, any of the corrugated boxes, trays, carriers, cartons, partitions, and basket carriers.

1.30. “Packed Bottle” shall mean any Bottle which is not a Bulk Bottle.

1.31. “Pallet Float Limit” has the meaning given it in Section 5.3.

1.32. “Plant” shall mean any of the applicable Anchor bottle production facilities specified in Attachment 2.1.

1.33. ”Quality Standards” shall have the meaning given to it in Section 2.6.

1.34. “Recipients” has the meaning given it in Section 11(a).

1.35. “Selling Prices” shall have the meaning given it in Section 3.1.

1.36. “Shipping Materials” shall have the meaning given it in Section 5.3(a).

1.37. “Specifications” shall mean Boston Beer’s specifications for each of the Bottles, each of the Packaging Components, and the pallets and other packaging components to be used for Bulk Bottles, and shall also include packaging and unit load specifications for Bottle deliveries to each Brewery, as communicated from time to time by Boston Beer to Anchor (provided Boston Beer gives Anchor at least sixty (60) days’ advance notice). The Specifications in effect as of the date of this Agreement, have been delivered to Anchor and Anchor by its execution of this Agreement acknowledges its receipt and acceptance of such Specifications.

1.38. “Surcharge Percentage” shall have the meaning given it in Attachment 3.2.

1.39. “Term” shall mean the term of the Agreement, as described in Section 8.1 below.

1.40. “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

2. PURCHASE AND SALE OF BOTTLES.

2.1. Purchase and Sale of Bottles. Anchor shall make available each Contract Year for purchase by Boston Beer, Bottles meeting Specifications requested by Boston Beer, from the Plants specified in Attachment 2.1. Subject to the terms of Section 2.2(b) and (c) below, Boston Beer shall each Contract Year purchase the Bottles solely from Anchor for the Breweries specified in Attachment 2.1, in the quantities and on the terms specified in the following provisions of this Section 2.

2.2. Purchase Quantities.

(a) On or before October 1, 2008 and on or before October 1st of each Contract Year, Boston Beer shall advise Anchor of Boston Beer’s estimate of Boston Beer’s Bottle requirements for the following Contract Year, stated separately for each Brewery and for each Bottle size, shape, color and type of packaging (i.e., Packed Bottles or Bulk Bottles) to be produced for Boston Beer by Anchor under this Agreement (the “Annual Estimate”).

(b) In the event Boston Beer’s actual aggregate demand for Bottles in a Contract Year exceeds [ * ] of the Annual Estimate (such excess is referred to as “Excess Bottles”), Anchor will use commercially reasonable efforts to supply such Excess Bottles.
[ * ].

(c) [ * ].

(d) For the purposes of determining the total Bottles actually purchased by Boston Beer in a Contract Year for determining Boston Beer Unused Capacity, if any, credit will be given to Boston Beer for Brewery shut-downs or other interruptions that are less than two weeks in duration, but not for more than ten (10) business days in the aggregate in any Contract Year for any Brewery, or Force Majeure Events and for any failure of Anchor to fulfill Boston Beer orders during the Contract Year, or for any replacement supply agreement with other bottle supplies that Boston Beer may have entered into pursuant to Sections 2.5(b), 2.5(c) or 3.6(a).

2.3. Forecasts and Shipment Instructions. During each Contract Year, Boston Beer shall provide Anchor with the following forecasts supplementing the Annual Estimate:

(a) On or before the last business day of each month, Boston Beer’s forecast for each of the succeeding [ * ] of the Boston Beer Bottle requirements to be produced by Anchor under this Agreement, stated separately for each Brewery and by Bottle size, shape, color, carton style, and type of packaging (i.e., Packed Bottles or Bulk Bottles).

(b) Anchor will report all shipments of Bottles upon their departure from the specified Plant, including but not limited to, shipping information related to truck load identification, carrier contact information, drive contact information, expected delivery date, delivery location, and quantity of Bottles in the load, in the format specified by Boston Beer and using the electronic reporting media specified by Boston Beer.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

2.4. Inventory. Anchor shall maintain at no additional cost to Boston Beer a finished goods inventory of Bottles at each Plant or at a warehouse maintained by Anchor in the vicinity of the applicable Brewery if such Brewery is more than [ * ] from the Plant. Anchor shall ensure that Boston Beer has at least [ * ] inventory of Bulk Bottles and [ * ] inventory of Packed Bottles at each Plant, as well as [ * ] of Packaging Components. However, to the extent that Anchor may elect to maintain an inventory in excess of such amount of Bulk Bottles and Packed Bottles, or an inventory of Packaging Components in excess of [ * ], Boston Beer shall have no responsibility for any costs incurred by Anchor because of any graphics or other changes to the Bottles, any related Packaging Components, or any packaging components used for Bulk Bottles. Without limiting the foregoing, Anchor agrees that it will always maintain in such inventory at least [ * ] worth of finished goods inventory at a local warehouse for each Brewery, allocated by carton style and based on the three-month forecasts provided for in Section 2.3 above.

2.5. Anchor Failure to Fulfill Boston Beer Orders. Subject to the provisions of Section 7:

[ * ]

2.6. Quality Standards. Anchor will manufacture the Bottles in accordance with the standards set forth in Attachment 2.6. In the event that the Bottles fail to meet such standards, Boston Beer may, upon notice to Anchor, terminate or phase out Boston Beer’s purchases of Bottles from a Plant if such failure is based on a deficiency which may reasonably be expected to adversely affect the quality, flavor, or safety characteristics of the Bottles being delivered to Boston Beer from such Plant or has a materially adverse effect on the operating efficiency of a Brewery. In such event, Anchor shall replace such Bottles with deliveries from an Alternate Plant, provided that Boston Beer shall not be required to pay any additional charge for transportation, storage or delivery from such Alternate Plant over that which it would have paid had the Bottle order been fulfilled by the originally designated Plant. Consistent failure to meet the Quality Standards shall constitute a material breach of this Agreement.

3. PRICE.

3.1. Base Price. Subject to any applicable adjustments provided for in this Section 3, the selling price, excluding freight costs, for each color, size and shape Bottle ordered by Boston Beer from Anchor under this Agreement for delivery at any time during the Term is set forth in Attachment 3.1. The parties acknowledge that the Base Price is set based on the Manufacturing Costs at the Plants set forth in Attachment 2.1.

3.2. Natural Gas Surcharge/Credit. The Surcharge Percentage will be applied to the Base Price on a monthly basis in accordance with the calculation set forth in Attachment 3.2.

3.3. Annual Base Price Adjustment. The Base Price shall be adjusted annually based on Anchor’s Manufacturing Costs breakdown of each Plant as set forth in Attachment 3.3.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.4. Specification Changes.

(a) If Boston Beer makes any changes to the Specifications of an existing Bottle type [ * ] which result in an increase or decrease to the Manufacturing Costs for those particular Bottles and/or necessitate that Anchor purchase or lease capital equipment not otherwise required to satisfy its obligations under the Agreement prior to the Specification change, [ * ].

(b) If at any time during the Term, Boston Beer should add a new Bottle shape, size or color to its existing family of Bottles or replace an existing bottle type with a new bottle (a “New Bottle”), the Base Price for such New Bottle shall be [ * ].

(c) Without limiting any of its other obligations specified in this Agreement, Anchor agrees to continually investigate ways in which to improve and update the processes and technologies it utilizes to manufacture, package, inspect, and deliver high quality Bottles to Boston Beer.

[ * ]

3.6. Packaging Materials.

(a) Boston Beer shall communicate to Anchor in accordance with the terms of Section 2.2 what amount of each Brewery’s requirements should be filled with Packed Bottles and what amount of each Brewery’s requirements should be filled with Bulk Bottles, and Anchor shall fulfill such requirements accordingly. [ * ] Notwithstanding the foregoing, Anchor will use commercially reasonable efforts to fulfill Boston Beer requests for additional Packed Bottles. If additional investment in equipment or other costs are required by Anchor in order to fulfill such requests for additional Packed Bottles, Anchor shall notify Boston Beer of such extra costs and provide Boston Beer with the option to pay for some or all of such costs and, if agreed, the Selling Price for those additional Packed Bottles shall be adjusted accordingly. Alternatively, Boston Beer may obtain an alternative supply for such additional Packed Bottles.

(b) Anchor shall purchase its inventory of Packaging Components from a supplier designated by Boston Beer at a price designated by Boston Beer. Anchor shall charge Boston Beer for Packaging Components, as delivered to Boston Beer with a Bottle shipment, at a price not greater than the price originally paid by Anchor to purchase such Packaging Components in accordance with the terms of the preceding sentence, and as adjusted for the actual loss ratios for such Packaging Components. In producing Packed Bottles, acceptable loss ratios for Packaging Components losses shall not exceed those set forth in Attachment 3.6. The loss ratios set forth in Attachment 3.6 will be reviewed by Boston Beer after the first six (6) months of the Term and shall be adjusted to reflect the actual loss ratios experienced by Anchor during such period, provided such actual loss ratios are less than those set forth in Attachment 3.6. After the date of this Agreement, Anchor agrees to meet with Boston Beer from time to time to discuss any cost neutral changes to the procedures set forth in this Section 3.6(b) including, without limitation, Anchor’s purchase of such Packaging Components from Boston Beer and loss ratios experienced and how to improve them.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c) Boston Beer shall pay Anchor for the handling, assembly and insertion of the Packaging Components in accordance with the schedule of permitted charges for such services set forth in Attachment 3.1. Anchor shall inspect all Packaging Components upon Anchor’s receipt of the same and shall promptly notify both the applicable supplier and Boston Beer upon discovery of any defective Packaging Components.

3.7. Molds. Anchor shall purchase on behalf of Boston Beer such molds to manufacture the Bottles in accordance with the Specifications, provided that Boston Beer has given its prior consent to such purchase, which consent shall not be unreasonably withheld or delayed. Boston Beer will have title to all molds for the Bottles throughout the Term. Upon early termination by Boston Beer as a result of a material breach of the Agreement by Anchor, Anchor shall deliver to Boston Beer all such molds at no cost to Boston Beer. Upon early termination of this Agreement by Anchor as a result of a material breach of this Agreement by Boston Beer or expiration of this Agreement or in the event of the cessation of the use of a mold as a result of a change in Specification by Boston Beer, Boston Beer shall reimburse Anchor for the unamortized value of the useful life such mold(s) (which is currently the production of [ * ] gross bottles) and Anchor shall make such mold(s) available to Boston Beer at its Plant for pick-up.

4. WARRANTIES.

4.1. Express Warranties. Notwithstanding any independent investigation by Boston Beer, Anchor represents and warrants to Boston Beer that each Bottle manufactured by Anchor for Boston Beer: (a) will be merchantable and fit for the purpose intended, which is a commercially acceptable glass container for beverages; (b) will be manufactured in accordance with the Specifications and all function and taste requirements specified therein; (c) will conform to samples previously delivered to and approved by Boston Beer; (d) along with any and all Packaging Components, pallets, and other related articles included with each shipment of Bottles, will be delivered free from any security interest, lien or other encumbrance; and (e) the substances and materials used to produce such Bottles will be free from defects in materials and workmanship and are permissible for use in glass container manufacturing under applicable Federal and State laws and regulations.

4.2. FDA Compliance. Anchor represents and warrants that each Bottle manufactured by Anchor for Boston Beer and each related article contained in and comprising each shipment or other delivery to Boston Beer and all information and ingredient lists furnished for use by Boston Beer in labeling such articles for resale, is (a) not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and not an article which may not be introduced into interstate commerce, (b) in compliance with all requirements of the Federal Food, Drug and Cosmetic Act, as amended, for food contact substances to be used as intended by Boston Beer, (c) not banned or misbranded within the meaning of the terms of the Federal Hazardous Substances Act, and (d) not an article which cannot be legally transported or sold under the provisions of any Federal, State or local law.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.3. Fair Labor Standards. To the extent work is performed in the United States in connection with the performance of Anchor’s obligations under this Agreement, Anchor represents that all such work will be performed in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended. Anchor further represents that all work performed in meeting its obligations under this Agreement complies with the provisions of Executive Order No. 11246.

4.4. Indemnification.

(a) Boston Beer shall have all rights and remedies of a buyer under the UCC. Any purchases of Bottles under the “cover” provision of the UCC codified in Section 2-712 of the UCC (or any successor provision) shall be applied in satisfaction of Boston Beer’s Requirements under this Agreement Anchor shall, in addition, indemnify and hold harmless Boston Beer, its parent, subsidiaries and affiliates and their respective directors, officers, employees, agents and other representatives, from and against any and all losses, liabilities, damages, claims, judgments or out-of-pocket costs and expenses, including without limitation court costs, attorneys’ fees and other legal expenses resulting from any alleged or actual breach by Anchor of any representation or warranty set forth herein or the failure by Anchor to perform in a timely manner any of its obligations hereunder. The obligations of Anchor under this Section 4.4 include the obligation to pay all of Boston Beer’s reasonable attorneys and professional fees associated with all aspects of any bankruptcy, reorganization, receivership or other insolvency proceeding of Anchor (including without limitation: review of court papers; attendance and participation in hearings, litigation or negotiation in connection with any claim, motion or plan of reorganization; preparation, filing and defense of any claims; and participation in any contested matters). Anchor’s obligations under the terms of the immediately preceding sentence shall survive the expiration or earlier termination of this Agreement.

(b) Anchor shall have all rights and remedies of a seller under the UCC. Anchor shall have the right to allocate in the event of a Force Majeure. Boston Beer shall, in addition, indemnify and hold harmless Anchor, its subsidiaries and affiliates and their respective directors, officers, employees, agents and other representatives, from and against any and all losses, liabilities, damages, claims, judgments or out-of-pocket costs and expenses, including without limitation court costs, attorneys’ fees and other legal expenses resulting from any alleged or actual breach by Boston Beer of any representation or warranty set forth herein or arising out of actions, activities or products sold by Boston Beer.

4.5. Pricing. Anchor warrants that the pricing provided to Boston Beer under this Agreement, including but not limited to each Selling Price, is lawful.

5. FREIGHT AND DELIVERY.

5.1. Delivery Terms. Anchor shall in accordance with the Specifications: (a) package each Bottle shipment in accordance with whether the applicable Bottles are Bulk Bottles or Packed Bottles, (b) load the packaged Bottles for shipment, and (c) deliver the Bottles F.O.B. the applicable Brewery. Boston Beer shall be responsible for unloading all Packed Bottles at the applicable Brewery, at which time title to and risk of loss pertaining to such Bottles shall pass to Boston Beer.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

5.2. Freight Costs.

(a) Boston Beer shall reimburse Anchor for Anchor’s actual freight costs for Bottle deliveries from the particular Plant to a Brewery, which costs shall be shown separately on each invoice for delivered Bottles and shall be based on freight rates that have been previously approved by Boston Beer. Boston Beer may elect to have Anchor contract directly with carriers on Boston Beer’s behalf in order to secure favorable fixed freight rates upon terms and conditions that are mutually acceptable to both parties. Notwithstanding the foregoing, Boston Beer may, upon thirty (30) days notice to Anchor, select the freight carriers to be used for all or a portion of the shipments of Bottles from a Plant or to a Brewery provided that such action does not violate the terms of any freight contract that Anchor has entered into on behalf of Boston Beer.

(b) Anchor shall be responsible for scheduling and managing the logistics of Bottle delivery to each of the Breweries utilizing carriers and rates approved by Boston Beer. Anchor and Boston Beer shall meet once a quarter to review carrier performance and rates available to ensure that Boston Beer is receiving efficient, effective and cost competitive freight services on Bottle and return items deliveries.

5.3. Shipping Materials.

(a) [ * ]

(b) [ * ].

(c) Anchor shall be responsible for the pick-up and return to the applicable Plant of all non-disposable Shipping Materials and shall bear the cost of the freight and other logistics costs related to such returns.

(d) [ * ]. In the event that all pallets have been converted to plastic pallets, Boston Beer shall return any wooden pallets belonging to Anchor that are in its possession within sixty (60) days of the completion of the transition. If Boston Beer and Anchor are using a mixture of wood and plastic pallets, Boston Beer shall be responsible for returning within 180 days those outstanding wood pallets that exceed the highest number of wood pallet usage in a month during the previous six (6) months. Any pallets not returned pursuant to this Section 5.3(d) shall be billed at the rates specified in Section 5.3(b). At the expiration or earlier termination of the Term Anchor shall return all plastic pallets in its possession to Boston Beer and Boston Beer shall reimburse Anchor for the unamortized portion of the pallet purchase price paid for by Anchor based on a straight-line twelve-year amortization schedule.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

6. PAYMENTS.

6.1. Payment Due Date. Boston Beer shall pay Anchor for all Bottles purchased hereunder, based on the date of invoice, which date shall not be prior to delivery to the applicable Brewery. Terms of payment shall be payment in full within thirty (30) days after Boston Beer the invoice date. [ * ]. Any amounts payable by either party under any provision of this Agreement which are due on a Saturday, a Sunday, or a public holiday generally recognized in the United States, shall instead be due and payable on the first business day thereafter.

6.2. Purchase Orders. Boston Beer and Anchor may exchange standard form documents (such as purchase orders) for administrative and informational purposes, but, under no circumstances, shall the terms and conditions stated thereon shall neither modify, amend or supplement the terms and conditions stated in this Agreement.

6.3. Withholding Disputed Amounts. In the event of a dispute as to an amount due, only the disputed amount may be withheld. In the event of such a dispute, Anchor and Boston Beer agree to reasonably cooperate with each other to resolve such dispute within thirty (30) days of the date on which such disputed amount was withheld. If such dispute cannot be resolved within such 30-day period, then the dispute shall be subject to the dispute resolution provisions contained in Section 18 of this Agreement.

7. FORCE MAJEURE.

7.1. The Events.

(a) Each party shall be relieved of its obligation to perform any part of this Agreement to the extent its performance is prevented or rendered impracticable by events beyond its reasonable control, which events may include, without limitation, fire, storm, flood, earthquake, and other Acts of God, and explosion, accident, acts of the public enemy, riots and other civil disturbances, sabotage, court injunctions (other than any injunction imposed as a result of the party’s actual or alleged breach of any agreement), transportation embargoes, shortages of materials, strikes, lockouts, work stoppages and other labor disputes, acts, regulations or other requirements of domestic or foreign federal, state, county, municipal, or local governments or branches, subdivisions or agencies thereof, including, without limitation, any such acts, regulations or other governmental requirements making it unlawful (such as by an outright ban) or commercially impractical (such as by the imposition or increase of deposit requirements or other action directly or indirectly affecting beer or its packaging) to manufacture glass containers or package beer in bottles, or to sell or distribute beer in packaging of any type or requiring plant shut-downs (each such event, a “Force Majeure Event”), subject to the various limitations provided in this Section 7. Force Majeure Events shall further include, without limitation, any imposition or increase of any excise tax or similar charge by any governmental authority on the manufacture, packaging, possession, storage, sale or distribution of glass or beer, and Boston Beer’s or Anchor’s obligations to purchase or supply, as the case may be, shall be deemed to have been rendered impracticable thereby, without any direct proof of causation, to the extent that there is any decrease in the demand for beer manufactured, sold or distributed by Boston Beer after such Force Majeure event occurs.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b) Notwithstanding the foregoing, Anchor acknowledges that a strike, lockout, work stoppage or other labor dispute affecting some but not all of the Plants will not constitute a Force Majeure Event. In the event of such a labor dispute at any such Plant, Anchor will use its commercially reasonable efforts to satisfy Boston Beer’s requirements either by operating such affected Plant(s) with management or other personnel or to transfer production to one or more Alternate Plant.

(c) Anchor agrees that if picketing, a work stoppage, a strike or any refusal to work of or by any of Boston Beer’s employees or any employees of any Boston Beer contractor occurs at one or more of the Breweries, Anchor shall use commercially reasonable efforts to cause deliveries of Bottles to continue to such Breweries as otherwise required hereunder, but if any of the carriers transporting the Bottles to the affected Breweries express concern to Boston Beer about the safety of their drivers or their equipment at the affected Breweries during any such Boston Beer labor dispute, Boston Beer shall take all actions reasonably necessary to insure the safety of such drivers and equipment once they reach the affected Breweries.

7.2. Notice.

(a) Each party will immediately notify the other party of the occurrence of any Force Majeure Event which may affect its performance of this Agreement.

(b) If any Force Majeure Event occurs affecting one or more Plants or deliveries, Anchor will:

(i) use commercially reasonable efforts to operate the affected Plants prior to any other Anchor bottle plant, so long as such actions by Anchor are not in violation of any agreements Anchor is a party to as of the date of this Agreement;

(ii) use commercially reasonable efforts to provide Bottles to Boston Beer from the affected Plants;

(iii) use commercially reasonable efforts to provide Bottles to Boston Beer which Anchor is not able to supply from Plants affected by the Force Majeure Event from Plants and/or Alternate Plants not affected by the Force Majeure Event; and

(iv) give Boston Beer priority of production from each of the Plants and Alternate Plants and their respective equipment and furnaces in the same proportion as Boston Beer’s business is to Anchor’s total U.S. business for bottles similar to the Bottles.

(c) With respect to Bottles supplied by Plants unaffected by the Force Majeure Event pursuant to subsection (b)(iii) above, Anchor will use commercially reasonable efforts to ship such Bottles from Plants, Alternate Plants or such other bottle production facilities that will minimize freight charges.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.3. Rights. If Anchor ‘s performance hereunder is suspended due to a Force Majeure Event, then Boston Beer shall have, in addition to such other rights which it may have as a buyer under the UCC or otherwise, the right to procure alternative sources of Bottle supply on commercially reasonable terms with respect to all Bottles not delivered by Anchor because of the Force Majeure Event, which may require an alternative Bottle purchase commitment by Boston Beer for a period of time which extends beyond the Force Majeure Event affecting Anchor. Any such alternative purchases of Bottles by Boston Beer shall be applied to its obligation to purchase the quantity of Bottles as set forth in Section 2.2.

7.4. Termination Because of Force Majeure Events. If all or a substantial part of either party’s performance hereunder is prevented or suspended by reason of a Force Majeure Event for more than ninety (90) consecutive days at any one time, or more than one hundred eighty (180) days in the aggregate during the Term, then the other party shall have the right to immediately terminate this Agreement (upon notice to the party affected by the Force Majeure Event). Such termination shall be without liability with respect to the obligations so terminated.

8. TERM AND TERMINATION.

8.1. Term. Unless terminated earlier in accordance with the terms of this Agreement, the initial term of this Agreement shall be for a period commencing as of [ * ] and ending at the close of business on [ * ], unless extended by Boston Beer for a [ * ] period ending [ * ] by the delivery of a written notice of extension to Anchor at least [ * ] prior to the end of the initial term (the “Term”).

8.2. Rights of Termination.

(a) Subject to the terms of Section 8.3 and in addition to any right of termination granted elsewhere in this Agreement, either party shall have the right at any time to terminate this Agreement, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following:

(i) Material breach by the other party in the performance of any of the provisions of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach to the defaulting party;

(ii) The making by the other party of an assignment for the benefit of creditors;

(iii) The appointment of a trustee or receiver or similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without the consent of the other party;

(iv) The institution of bankruptcy, reorganization, insolvency or liquidation proceedings by or against the other party without such proceedings being dismissed within thirty (30) days from the date of the institution thereof or, in the alternative, without this Agreement being assumed by a qualified manufacturer of glass containers able to meet all of the obligations set forth herein; or

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(v) A material breach by the other party of any of its representations or warranties set forth herein.

(b) Either party which exercises a right of termination under the foregoing provisions of Section 8.2(a) may exercise such right by delivery of a termination notice which shall provide that such termination is effective not less than ninety (90) days nor more than twelve (12) months after the date such notice is issued, at the choice of the party exercising such right of termination.

8.3. Effect of Termination. Termination of this Agreement for any reason provided herein shall not relieve either party from its obligation to perform up to the effective date of such termination or to perform such obligations as may survive termination. If payments attributable to periods after the termination of the Agreement have been made before the termination of the Agreement, the party receiving such payments shall refund the payments so attributable promptly after the termination of the Agreement. If payments attributable to periods before the termination remain unpaid upon the termination of the Agreement, the party required to make such payments shall do so promptly after the termination of this Agreement. Nothing in this Section shall limit the rights otherwise available to a party arising from the breach of the provisions hereof.

9. AUDITS.

9.1. Scope of the Audits; Auditors. Each party shall have the right to audit information (i) used to determine the Selling Price and any changes to it and its constituent components including, without limitation, all information necessary to determine whether the terms of Section 3 (and each of the sections and subsections thereunder) have been fully complied with, (ii) pertaining to improper payments referred to in Section 15.5 below, (iii) pertaining to the Bottle purchases from other vendors and (iv) provided by the other party pursuant to the terms of this Agreement in addition to the information specified in subsections (i), (ii) and (iii) above. All audits shall be performed by a nationally recognized public accounting firm mutually acceptable to the parties, or in the absence of other agreement between the parties, Ernst and Young LLP (the “Auditor”).

9.2. Costs. The full cost of any audit shall be borne by the requesting party, unless a “material discrepancy” adverse to the requesting party is uncovered by the audit and such material discrepancy is caused by the actions of the other party or the other party’s failure to act; in which case the audited party shall then bear 100% of the cost of the audit. A “material discrepancy” shall be any discrepancy or group of discrepancies which, in the aggregate for any one audit, would result in a payment by one party to the other of an amount equal to or greater than [ * ] or an adjustment in what one party owes to the other under this Agreement in an amount equal to or greater than [ * ].

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

9.3. Maintenance of Records. Each party shall maintain records in sufficient detail to permit an acceptable audit, and, without limiting the foregoing, shall maintain each such record (i) for one full year after the expiration or earlier termination of this Agreement and (ii) for so long as any audit pertaining to such record is pending. The Auditor shall be given access to any and all records which it deems necessary to conduct the audit.

9.4. Notice of Intent to Audit. Prior to requesting an audit, the requesting party shall notify the other party of its intent to exercise its audit rights. The other party shall then be allowed a reasonable amount of time (not to exceed 30 days) to explain/resolve the question to the satisfaction of the requesting party, and thus eliminate the need for an audit.

9.5. Audit Procedures. If the requesting party is not satisfied with the explanation provided by the other party pursuant to the terms of Section 9.4 and determines that an audit should be conducted, the parties shall in good faith make reasonable efforts to mutually agree upon a joint letter of instruction for the Auditor which shall describe the format and procedure the Auditor shall undertake and the documents it will examine in the course of its audit. If the parties are unable to agree on the terms of the letter of instruction, the Auditor shall make its examination and determination in accordance with written instructions provided by the requesting party. A copy of said written instruction shall be provided to the other party no later than five (5) business days prior to the Auditor commencing its audit; provided that, prior to commencing such audit, the Auditor shall have agreed to hold in confidence and not disclose to anyone, including the other party, unless required by law, any of the information that the parties have designated in writing as confidential. Each party is obligated to furnish or make available to the Auditor such information in the party’s possession as is required in the Auditor’s reasonable opinion to conduct the audit. The Auditor shall provide both parties with a final written conclusion of compliance or non-compliance and the amount of the discrepancy, if any, but shall not otherwise disclose any confidential information of either party. If the Auditor discovers any discrepancy, the Auditor’s conclusions shall specify the amount owed to Boston Beer or to Anchor, and, in either event, a general statement as to the basis for the discrepancy.

9.6. Survival of Rights. The provisions of this Section 9 shall expressly survive expiration or termination of this Agreement for a period of three (3) years.

10. PLANT VISITS.

Subject to Section 11 below, Anchor shall allow employees and representatives of Boston Beer and its Affiliates who have a legitimate and non-competitive purpose to visit the Production Facilities and each of the warehouses used by Anchor to store Bottles during normal business hours and upon at least three (3) business days’ notice; provided, however, where the purpose of the visit is for health, sanitation or quality control inspections, no notice need be given to Anchor. Such employees and representatives shall have full access to all phases of operation but shall not unreasonably interfere with Anchor’s operations. All such employees and representatives shall abide by all applicable rules and regulations of the Production Facilities with respect to visitors.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11. CONFIDENTIALITY.

11.1 For the purposes of this Agreement the term “Recipients” shall mean: a party to this Agreement and each of its employees, officers, directors, representatives, subsidiaries, affiliates, assigns, subcontractors and any and all persons or business entities acting under it or any of them.

11.2 For the purposes of this Agreement the term “Confidential Information” shall mean (a) any information regarding a party’s cost of materials, production, raw materials, labor and other costs, suppliers, customers or technology, whether or not labeled or described by such party as “confidential,” and (b) all other information which is in writing and clearly marked “Confidential” or which is reduced to writing and clearly marked “Confidential”; provided, however, that Confidential Information shall not include any such information which is (i) generally available to those skilled in the art, (ii) acquired from a third party rightfully having such information and under no obligation to not disclose it to the Recipients, (iii) already lawfully in the Recipient’s possession, or (iv) developed by a Recipient independently of any confidential information disclosed to such party by, or learned by such party from, the other party.

11.3. Each of the Recipients shall treat in confidence and not disclose to others any Confidential Information of the other party, which such Recipients may have furnished to them by the other party hereto or by any third party, or which such Recipients may have accessed in the performance of this Agreement; provided, however, that the Recipient may disclose Confidential Information in the event it has a legal obligation to do so pursuant to a subpoena or law. In such event, the Recipient shall provide the disclosing party notice of its duty to disclose and an opportunity to seek a protective order.

12. PUBLIC STATEMENTS.

In the event that either party is required under applicable law to file this Agreement or any related document pertaining to this Agreement or its performance with the Securities and Exchange Commission or any other regulatory authority, the party shall promptly notify the other party of such requirement and (i) use reasonable efforts to obtain confidential treatment of any portion of this Agreement or related document for which such treatment is requested by the non-disclosing party, (ii) to the extent requested by the non-disclosing party and permitted by law, delete the most highly confidential elements of this Agreement submitted for filing, including but not limited to all price and other financial terms, (iii) promptly notify the non-disclosing party of any attempt by any party to obtain access to any portion for which confidential treatment has been requested, and (iv) at the request of the non-disclosing party, use reasonable efforts to defend against any such attempt. Prior to including any discussion of this Agreement or any related document in any document to be filed with the Securities and Exchange Commission or any other regulatory authority, the disclosing party shall provide a written description of such discussion to the non-disclosing party and shall make such changes thereto as may be reasonably requested by non-disclosing party within five (5) business days after the non-disclosing party has received a copy of such proposed discussion, except to the extent that such changes would violate applicable law. The disclosing party shall be free to file any proposed discussion if the non-disclosing party fails to request changes within such five-day period. Any other releases to the general public regarding the Agreement or the relationship between the parties shall be mutually agreed to by the parties in advance of release.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

13. NOTICES.

All notices from one party to the other under the terms of this Agreement, unless otherwise directed, shall be in writing and shall be hand delivered, sent by fax or certified mail, or sent by a responsible overnight courier, addressed to the parties at the addresses indicated below and shall be deemed delivered on the date of receipt, or the business day next succeeding the date of posting if mailed:

If to Boston Beer:

Boston Beer Corporation
One Design Center Place, Suite 850
Boston, MA 02210
Attention: Vice President of Operations
Fax Number: 617-368-5500

with a copy to:

Boston Beer Corporation
One Design Center Place, Suite 850
Boston, MA 02210
Attention: Legal Department
Fax Number: 617-368-5553

If to Anchor:

Anchor Glass Container Corporation
3101 Martin Luther King Blvd.
Suite 301
Tampa, Florida 33607
Attention: General Counsel
Fax Number: 813-882-7859

with a copy to:

Anchor Glass Container Corporation
3101 Martin Luther King Blvd.
Suite 301
Tampa, Florida 33607
Attention: Chief Financial Officer
Fax Number: 813-882-7859

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14. INDEPENDENT CONTRACTOR.

Nothing contained in this Agreement shall create an association partnership, joint venture or the relation of principal and agent (except as specifically set forth herein). Neither of the parties hereto shall have any authority to bind the other in any way except as stated herein. The parties recognize that during the Term of this Agreement, there will be employees of either party upon the premises of the other. It is understood and agreed that on such occasions the employees of each party shall remain the employees of that party solely, and that party shall be solely responsible for the wages and benefits for its employees, and any injuries which are sustained by such employees shall be covered under the Worker’s Compensation insurance contracts of the respective employers.

15. ADDITIONAL AGREEMENTS.

15.1. Maintenance of Corporate Existence. Each party shall at all times maintain its corporate existence. Each party will do or cause to be done all things necessary to preserve and keep in full force and effect its rights (charter and statutory), licenses and franchises.

15.2. [ * ].

15.3. Insurance.

(a) At all times during the Term, both parties shall have and shall maintain in full force and effect the following insurance coverage:

(i) Commercial General and Excess Liability Insurance, including without limitation Products Liability coverage, with minimum limits per occurrence and in the aggregate of at least [ * ]. This coverage shall be endorsed to name the other party and each of its subsidiaries and affiliates as additional insureds, and to evidence such endorsement.

Anchor will provide a certificate of insurance from a licensed insurance broker stating the following:

“The following are additional insureds: The Boston Beer Company, Inc. and its direct and indirect subsidiaries, including any entity directly or indirectly controlling, controlled by, including, without limitation, Boston Beer Corporation.”

Boston Beer will provide a certificate of insurance from a licensed insurance broker stating the following:

“The following are additional insureds: Anchor Glass Container Corporation and its direct and indirect subsidiaries, including any entity directly or indirectly controlling, controlled by, including, without limitation, Anchor Glass Container Corporation.”

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(ii) Property Insurance, including fire and extended coverage, for all risks of physical loss or damage to the buildings and property of the other party, including each of the Production Facilities and all Bottles stored on all property owned or leased by the other party. Such insurance coverage shall have a minimum limit adequate to cover risks on a replacement cost basis.

(iii) Workers Compensation Insurance, with minimum limits per employee and per event of not less than [ * ]. Such coverage shall include, where permitted by state law, a waiver of subrogation applicable to each of the additional insureds identified in subsection (a) (i) above.

(b) The insurance described in subsection (a) above shall be provided by one or more nationally recognized insurance carriers which each has a rating of at least “A-” or better, Size IX or larger, by the A.M. Best rating service, or if the Best rating service is no longer available, an equivalent rating by another nationally recognized insurance rating service. Such insurance shall be primary and non-contributing with respect to any insurance maintained by the other party. Such insurance shall contain a “separation of insureds” endorsement, a “severability of interests” endorsement, or an equivalent endorsement. To the extent any such coverage is written on a claims-made basis, it shall have a retroactive date no later than the start of this Agreement and notwithstanding termination of this Agreement, shall allow for reporting of claims until at least two (2) years beyond the expiration of this Agreement, either directly or through “tail” coverage purchased at the sole cost and expense of the other party.

(c) Within thirty (30) days after the execution of this Agreement, each party shall provide the other party with a certificate from its licensed insurance broker evidencing the foregoing coverages effective as of the start of this Agreement, and providing that the certificate shall stipulate that the insured shall endeavor to provide at least thirty (30) days notice of cancellation, non-renewal or restrictive endorsement with respect to any of the foregoing coverages. Similar certificates evidencing renewal of such coverage shall be provided prior to the expiration of any such policies of insurance.

15.4. Efforts to Minimize Costs.

(a) Anchor shall at all times use reasonable diligence to seek and procure its requirements of all materials and equipment at the lowest available prices (taking into account all relevant factors, including quality and service), and shall likewise minimize all plant costs in a manner consistent with prudent management practices, including, without limitation, adherence to total quality management practices and statistical process control.

(b) [ * ].

15.5. Plant Maintenance Requirements. Anchor shall ensure that each of the Plants, the delivery vehicles used to deliver Bottles to any of the Breweries, and each of the warehouses used to store Bottles are each maintained using the highest practicable standards for sanitation and housekeeping and are in compliance will all applicable laws and regulations. Anchor further agrees to ensure that such delivery vehicles, such warehouses, and each of the Plants are each maintained so that they present a clean, high quality appearance.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.6. [ * ].

15.7. Preparation for Production. In preparation for the commencement of production of the Bottles at the commencement of the Term, Anchor will adhere to the schedule set forth in Attachment 15.7.

15.8. Improper Payments. Anchor hereby warrants that no payments have been or shall be made, directly or indirectly, by or on behalf of Anchor to or for the benefit of any Boston Beer employee or agent who may reasonably be expected to influence the decision to purchase Bottles. As used herein “payments” shall include money, property, services and all other forms of consideration. Boston Beer may verify Anchor’s compliance with this warranty in accordance with the audit provisions in Section 9 above.

15.9. Cullet. Anchor shall offer Boston Beer (or its designated Affiliate) the opportunity to sell cullet to Anchor at delivered market prices, so long as such sales do not conflict with Anchor’s cullet supply agreements in effect on the date hereof, or with Anchor’s internal cullet supply system, and so long as Anchor is then buying cullet.

16. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ANCHOR.

Without limiting any of its warranties specified in Section 4, Anchor covenants, represents and warrants to Boston Beer as follows:

16.1. Organization and Existence. Anchor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Anchor has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement. Anchor has all permits and authorizations necessary to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of Anchor’s business and operations or the character of the properties owned or held under lease by Anchor makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the business, prospects, profits, condition or operations, financial or otherwise, of Anchor.

16.2. Authorization; No Legal Bar. The execution, delivery and performance by Anchor of this Agreement have been duly authorized by all necessary corporate action on the part of Anchor and do not require any approval of Anchor’s shareholders or approval or consent of any holder (or trustee of any holder) of any indebtedness or other obligations of Anchor, except such as have been duly obtained with certified copies of such approval or consent delivered to Boston Beer. Neither the execution and delivery nor the performance by Anchor of this Agreement does or will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on Anchor or any of its Affiliates, or Anchor’s charter documents, or result in any breach of or constitute any default under, or result in the

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

creation of any lien upon any property of Anchor under, any indenture, mortgage or other agreement or instrument to which Anchor or any of its Affiliates is a party or by which it or any of its Affiliates, or any of its or their respective properties, may be bound or affected. Each of the Production Facilities is in compliance in all material respects and Anchor shall cause each of the Production Facilities to remain in compliance in all material respects throughout the Term with all existing federal, state and local governmental laws and regulations including, without limitation, all laws and regulations pertaining to air emissions, liquid effluents, and noise levels.

16.3. Governmental Approvals. Neither the execution and delivery nor the performance by Anchor of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency.

16.4. Other Agreements. Anchor is not a party to any agreement or instrument, or subject to any charter or any corporate restriction, which individually, or in the aggregate would materially adversely affect Anchor’s financial condition, business or operations or would adversely affect the ability of Anchor to perform its obligations under this Agreement.

16.5. Execution, Delivery and Enforceability. This Agreement and all related documents have been duly executed and delivered by Anchor. Assuming the due authorization (corporate and otherwise) and execution and delivery thereof by Boston Beer, this Agreement constitutes a legal, valid and binding agreement or obligation of Anchor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally.

17. REPRESENTATIONS AND WARRANTIES OF BOSTON BEER.

Boston Beer covenants, represents and warrants to Anchor as follows:

17.1. Corporate Existence and Power. Boston Beer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Boston Beer has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement. Boston Beer has all permits and authorizations necessary to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of Boston Beer’s business and operations or the character of the properties owned or held under lease by Boston Beer makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the business, prospects, profits, condition or operations, financial or otherwise, of Boston Beer.

17.2. Authorization; No Legal Bar. The execution, delivery and performance by Boston Beer of this Agreement have been duly authorized by all necessary corporate action on the part of Boston Beer and do not require any approval of Boston Beer’s shareholders or approval or consent of any holder (or trustee for any holder) of any indebtedness or other obligations of Boston Beer, except such as have been duly obtained with certified copies of such approval or consent delivered to Anchor. Neither the execution and delivery nor the performance by Boston Beer of this Agreement does or will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on Boston Beer or any of its Affiliates, or Boston Beer’s charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of Boston Beer under any indenture, mortgage or other agreement or instrument to which Boston Beer or any of its Affiliates is a party or by which it or any of its Affiliates, or any of its or their respective properties, may be bound or affected.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

17.3. Governmental Approvals. Neither the execution and delivery nor the performance by Boston Beer of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency.

17.4. Other Agreements. Boston Beer is not a party to any agreement or instrument, or subject to any charter or any corporate restriction, which individually or in the aggregate would materially adversely affect Boston Beer’s financial condition, business or operations or would adversely affect the ability of Boston Beer to perform its obligations under this Agreement.

17.5. Execution, Delivery and Enforceability. This Agreement and all related documents have been duly executed and delivered by Boston Beer. Assuming the due authorization (corporate and otherwise) and execution and delivery thereof by Anchor, this Agreement constitutes a legal, valid and binding agreement or obligation of Boston Beer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally.

18. DISPUTE RESOLUTION.

18.1. Guiding Principles. Any dispute arising out of or relating to this Agreement (in each case a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 18, which shall be the sole and exclusive procedures for the resolution of any such Disputes; provided, however, that a party, without prejudice to the procedures set forth below, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith using the procedures specified in this Section 18. All negotiations and proceedings pursuant to this Section 18, other than litigation, are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 18 are pending. The parties will take such action, if any, required to effectuate such tolling. Other than as required or permitted by a court order, each party will continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

18.2. Procedures.

(a) The parties shall attempt settlement of each Dispute through good faith consultations. If no settlement can be reached through such consultations within sixty (60) days after either party has notified the other party in writing of the existence of a Dispute, then either party may exercise its right to seek resolution of the Dispute through mediation pursuant to the terms of Section 18.2(b).

(b) If either party seeks resolution of the Dispute through mediation, the matter shall be submitted to JAMS for mediation. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested, within thirty (30) days after expiration of the aforementioned sixty (60) day period. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Section 18.2(b) may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(c) If the mediation specified in Section 18.2(b) fails, then either party may pursue any remedy available to it at law or in equity.

19. MISCELLANEOUS.

19.1. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability of any jurisdiction shall not of itself invalidate or render unenforceable such provision in any other jurisdiction.

19.2. Waivers; Modifications. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The rights and remedies set forth herein are intended to be cumulative, and unless the specific terms of this Agreement expressly provide otherwise, the exercise of any right or remedy by either party shall not preclude or waive its exercise of any other rights or remedies under this Agreement or pursuant to law or equity.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

19.3. Authorization; Binding Effect; Successors and Assigns. Each of the individuals executing this Agreement certifies that he or she is duly authorized to do so. This Agreement is binding upon, and the benefits hereof inure to, the parties hereto and their respective successors and assigns; provided that neither this Agreement nor any right or obligation under this Agreement may be assigned by either party without the written consent of the other party hereto, except that no consent is necessary for (i) an assignment by Anchor to an affiliate of Anchor this is owned, directly or indirectly, 100% by Anchor; or (ii) an assignment by Boston Beer to an affiliate of Boston Beer that is owned, directly or indirectly, 100% by The Boston Beer Company, Inc.; in either case, so long as the assigning party gives prompt written notice of such assignment to the other party. Any attempted assignment in violation of the provisions of this Section 19.3 will be void. Any permitted assignee of this Agreement, including but not limited to an affiliate of Anchor or Boston Beer, shall, prior to such assignment, furnish to the other party satisfactory evidence of such assignee’s unconditional assumption of all liabilities and obligations of the applicable assignor; provided that, notwithstanding such unconditional assumption, no such assignment shall relieve the assigning party of its financial obligations hereunder, including its indemnification obligations, if an assignee defaults in the performance of its assigned obligations.

19.4. Entire Agreement. This Agreement, including each Attachment referred to in this Agreement, represents the complete agreement of the parties with respect to the transactions contemplated hereunder, and supersedes all prior or contemporaneous agreements, representations, promises or understandings in connection therewith, whether oral or written. All statements contained in any certificate or other instrument delivered hereafter by or on behalf of any party hereto pursuant hereto or in connection with the performance of the transactions contemplated hereby shall be deemed representations and warranties by such party hereunder.

19.5. Captions; References. The captions in this Agreement and in the table of contents are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. Reference herein to sections and subsections without reference to the document in which they are contained are references to this Agreement.

19.6. Governing Law. This Agreement is entered into in the Commonwealth of Massachusetts and shall be governed by the provisions of the UCC. To the extent that there is to be a delivery or performance of services hereunder, such services shall be deemed “goods” within the meaning of the UCC. In any event, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative on the day and year first set forth above.

BOSTON BEER CORPORATION

By	/s/ MARTIN F. ROPER

Martin F. Roper
President & CEO

ANCHOR GLASS CONTAINER CORPORATION

By	/s/ JAMES J. FREDLAKE

James J. Fredlake
Executive Vice President & CFO

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT 2.1

[ * ]

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT 2.6

Quality Standards

[ * ]

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT 3.1

Selling Price

The selling price for each color, size and shape Bottles shall be the sum of the Base Price for each Bottle as set forth below, plus the natural gas surcharge/credit, plus the amount Anchor is entitled to charge Boston Beer for Packaging Components pursuant to the terms of Section 3.6, plus the amount of freight payable by Boston Beer pursuant to the terms of Section 5.2, subject to annual adjustment in accordance with Section 3.3 and any cost savings achieved in accordance with Sections 3.5 and 15.4.

[ * ]

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT 3.2

Natural Gas Surcharge/Credit

A natural gas surcharge / credit “Surcharge Amount” will be added to or subtracted from, as the case may be, the Base Price [ * ]. Anchor will notify Boston Beer prior to the first day of each month what the month’s Surcharge Percentage is.

[ * ]

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT 3.3

Annual Base Price Adjustment

[ * ]

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT 3.6

Acceptable Loss Ratios for Packaging Components

Packaging Component Loss Percentage not to exceed*:

[ * ]

* Subject to adjustment by Boston Beer, based on Anchor’s actual Packing Component Loss Percentage during the first six (6) months of the first Contract Year.

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT 15.2

[ * ]

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT 15.7

Pre-Production Schedule

Anchor shall promptly commence preparation for the Production of the Bottles upon execution of this Agreement in order to fulfill its obligations under the Agreement. In no event shall the completion of each step identified below be later that the date shown:

Completion Date to be no later than:
Print Approval	[ * ]
Unit Molds	[ * ]
Sampling and approval by Boston Beer	[ * ]
Build Balance of set	[ * ]
Units ready for production and commence qualification process	[ * ]
Commence Production	[ * ]

[ * ] indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.